Exhibit 3.1

CANCELLATION OF
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
DIGITAL BRANDS GROUP, INC.
SERIES A PREFERRED STOCK
PURSUANT TO SECTION 151(g)
OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

The undersigned, John Hilburn Davis IV, being the Chief Executive Officer of DIGITAL BRANDS GROUP, INC., a Delaware corporation (the “Company”) does hereby certify that, pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) on September 13, 2023, and, pursuant to authority conferred upon the Board by the provisions of the Company's certificate of incorporation, as amended and in effect (the “Certificate of Incorporation”), the Board adopted resolutions by unanimous written consent in accordance with Section 141 of the DGCL.

WHEREAS, on August 31, 2022, the Company filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a Certificate of Designation of Preferences, Rights and Limitations of Series A preferred stock (the “Certificate of Designation”), par value $0.0001 per share (the “Series A Preferred Stock”), and issued one (1) share of Series A Preferred Stock, which share represents all of the issued and outstanding Series A Preferred Stock; and

WHEREAS, on October 13, 2022, pursuant to Section 6.1 of the Certificate of Designation, the outstanding share of Series A Preferred Stock was automatically retired and restored to the status of an authorized but unissued share of preferred stock, par value $0.0001 per share, of the Company; and

WHEREAS, the Board has determined it is advisable and in the best interests of the Company and its stockholders to retire, eliminate and cancel the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby cancels the Certificate of Designation and retires and eliminates all Series A Preferred Stock.

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized, directed and empowered to execute and cause to be filed on behalf of the Company, a certificate of cancellation of the Certificate of Designation with the Delaware Secretary of State (the “Certificate of Cancellation”).

RESOLVED FURTHER, that the Board shall provide the Secretary of the Company with a copy of the Certificate of Cancellation certified by the Delaware Secretary of State to be inserted in the corporate minute book.

RESOLVED FURTHER, that the officers of the Company, and any of them, be, and they hereby are, authorized, empowered and directed for and on behalf of the Company and in its name to execute, deliver and cause the performance of all such further documents and to take all such further actions as such officers, or any of them, may in their discretion deem necessary, appropriate or advisable in order to carry out and perform the intent of the foregoing resolutions, the execution and delivery of such documents, and the taking of any such action to conclusively evidence the authorization thereof by the Company.

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IN WITNESS WHEREOF, this Cancellation of Certificate of Designation of Preferences, Rights and Limitations of Digital Brands Group, Inc. Series A Preferred Stock has been executed by a duly authorized officer of the Company on this 13th day of September, 2023.

By:	/s/ John Hilburn Davis IV
Name: John Hilburn Davis IV
Title: Chief Executive Officer